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                                                           OMB APPROVAL
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                                                   OMB Number:         3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Repeater Technologies, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   76027U 10 2
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                                Page 1 of 8 pages

---------------------                                          -----------------
CUSIP NO. 76027U 10 2                 13G                      PAGE 2 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Focus Ventures Co-Investment Fund, L.P. (formerly Charter Growth Capital Co-Investment Fund, L.P.)
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)
      (b)
      --------------------------------------------------------------------------
3     SEC USE ONLY

      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          21,656*
         NUMBER OF        ------------------------------------------------------
          SHARES      6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY         0
           EACH           ------------------------------------------------------
         REPORTING    7   SOLE DISPOSITIVE POWER
          PERSON
           WITH:          21,656*
                          ------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      21,656*
      --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable.
      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------
* Consists of 21,656 shares which the reporting person has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant.

                                Page 2 of 8 pages

---------------------                                          -----------------
CUSIP NO. 76027U 10 2                   13G                    PAGE 3 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Kevin J. McQuillan
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)
      (b)
      --------------------------------------------------------------------------

3     SEC USE ONLY

      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
         NUMBER OF        ------------------------------------------------------
          SHARES      6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY         36,591*
           EACH           ------------------------------------------------------
         REPORTING    7   SOLE DISPOSITIVE POWER
          PERSON
           WITH:          0
                          ------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          36,591*
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      36,591*
      --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable.
      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
* Consists of 21,656 shares which Focus Ventures Co-Investment Fund, L.P. (formerly Charter Growth Capital Co-Investment Fund, L.P.) has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant and 5,844 shares which Focus Ventures, L.P. (formerly Charter Growth Capital, L.P.) has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant, of which entities Mr. McQuillan is a general partner of the general partner, Focus Ventures Partners, L.P. (formerly CGC Partners, L.P.); and 9,091 shares held by a trust of which Mr. McQuillan and his wife are trustees. Mr. McQuillan disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.


                                Page 3 of 8 pages

---------------------                                          -----------------
CUSIP NO. 76027U 10 2                 13G                      PAGE 4 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Steven P. Bird
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)
      (b)
      --------------------------------------------------------------------------
3     SEC USE ONLY

      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
         NUMBER OF        ------------------------------------------------------
          SHARES      6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY         27,500*
           EACH           ------------------------------------------------------
         REPORTING    7   SOLE DISPOSITIVE POWER
          PERSON
           WITH:          0
                          ------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          27,500*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      27,500*
      --------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable.
      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
* Consists of 21,656 shares which Focus Ventures Co-Investment Fund, L.P. has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant and 5,844 shares which Focus Ventures, L.P. has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant, of which entities Mr. Bird is a general partner of the general partner, Focus Ventures Partners, L.P. Mr. Bird disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

                                Page 4 of 8 pages

---------------------                                          -----------------
CUSIP NO. 76027U 10 2                  13G                     PAGE 5 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      James H. Boettcher
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)
      (b)
      --------------------------------------------------------------------------
3     SEC USE ONLY

      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
         NUMBER OF        ------------------------------------------------------
          SHARES      6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY         27,500*
           EACH           ------------------------------------------------------
         REPORTING    7   SOLE DISPOSITIVE POWER
          PERSON
           WITH:          0
                          ------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          27,500*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      27,500*
      --------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable.
      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
* Consists of 21,656 shares which Focus Ventures Co-Investment Fund, L.P. has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant and 5,844 shares which Focus Ventures, L.P. has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant, of which entities Mr. Boettcher is a general partner of the general partner, Focus Ventures Partners, L.P. Mr. Boettcher disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

                                Page 5 of 8 pages

---------------------                                          -----------------
CUSIP NO. 76027U 10 2                  13G                     PAGE 6 OF 8 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      A. Barr Dolan
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)
      (b)
      --------------------------------------------------------------------------
3     SEC USE ONLY

      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
         NUMBER OF        ------------------------------------------------------
          SHARES      6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY         0
           EACH           ------------------------------------------------------
         REPORTING    7   SOLE DISPOSITIVE POWER
          PERSON
           WITH:          0
                          ------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
      --------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable.
      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                Page 6 of 8 pages

ITEM 1.    (a)    NAME OF ISSUER:

                  Repeater Technologies, Inc.

           (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1150 Morse Avenue
                  Sunnyvale, CA 94089

ITEM 2.    (a)    NAMES OF PERSONS FILING:

                  Focus Ventures Co-Investment Fund, L.P. (formerly Charter Growth Capital Co-Investment Fund, L.P.)
                  Kevin J. McQuillan
                  Steven P. Bird
                  James H. Boettcher
                  A. Barr Dolan

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address for each reporting person is:

                  c/o Focus Ventures
                  525 University Avenue, Suite 1400
                  Palo Alto, CA 94301

           (c)    CITIZENSHIP OF PERSONS FILING:

                  Focus Ventures Co-Investment Fund, L.P.: California Kevin J. McQuillan: United States
                  Steven P. Bird: United States
                  James H. Boettcher: United States
                  A. Barr Dolan: United States

           (d)    TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.001 par value

           (e)    CUSIP NUMBER: 76027U 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.

ITEM 4.    OWNERSHIP

           (a)    AMOUNT BENEFICIALLY OWNED:

                  A trust of which Kevin J. McQuillan and his wife are trustees holds 9,091 shares of Common Stock of Repeater Technologies, Inc. ("Common Stock"). Mr. McQuillan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Mr. McQuillan, Steven P. Bird and James H. Boettcher are each a general partner of Focus Ventures Partners, L.P. (formerly CGC Partners, L.P.), the general partner of Focus Ventures Co-Investment Fund, L.P. (formerly Charter Growth Capital Co-Investment Fund, L.P.) and Focus Ventures, L.P. (formerly Charter Growth Capital, L.P.), and as such may be deemed to beneficially own the 21,656 shares of Common Stock which Focus Ventures Co-Investment Fund, L.P. has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant and 5,844 shares of Common Stock which Focus Ventures, L.P. has the right to acquire within 60 days after December 31, 2001 pursuant to an outstanding warrant. Messrs. McQuillan, Bird and Boettcher disclaim beneficial ownership of the shares held by Focus Ventures Co-Investment Fund, L.P. and Focus Ventures, L.P., except to the extent of their pecuniary interests therein.

           (b)    PERCENT OF CLASS:

                  Please see Item 11 of pages 2 through 6 of this Schedule 13G.

           (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                          Please see Item 5 of pages 2 through 6 of this
                          Schedule 13G.

                  (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE: Please see

                          Item 6 of pages 2 through 6 of this Schedule 13G.

                                Page 7 of 8 pages

                  (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                          Please see Item 7 of pages 2 through 6 of this
                          Schedule 13G.

                  (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:

                          Please see Item 8 of pages 2 through 6 of this
                          Schedule 13G.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP
           Not applicable.

ITEM 10.   CERTIFICATION
           Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                                       FOCUS VENTURES CO-INVESTMENT FUND, L.P.

                                       By: Focus Ventures Partners, L.P.,
                                           its General Partner

                                       By: /s/ KEVIN J. MCQUILLAN
                                           -------------------------------------
                                           Kevin J. McQuillan
                                           General Partner

                                           /s/ KEVIN J. MCQUILLAN
                                           -------------------------------------
                                           Kevin J. McQuillan

                                           /s/ STEVEN P. BIRD
                                           -------------------------------------
                                           Steven P. Bird

                                           /s/ JAMES H. BOETTCHER
                                           -------------------------------------
                                           James H. Boettcher

                                           /s/ A. BARR DOLAN
                                           -------------------------------------
                                           A. Barr Dolan


                                Page 8 of 8 pages

                                  EXHIBIT 99.1

                             JOINT FILING STATEMENT

      Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 14, 2001

                                       FOCUS VENTURES CO-INVESTMENT FUND, L.P.

                                       By: Focus Ventures Partners, L.P.,
                                           its General Partner

                                       By: /s/ KEVIN J. MCQUILLAN
                                           -------------------------------------
                                           Kevin J. McQuillan
                                           General Partner

                                           /s/ KEVIN J. MCQUILLAN
                                           -------------------------------------
                                           Kevin J. McQuillan

                                           /s/ STEVEN P. BIRD
                                           -------------------------------------
                                           Steven P. Bird

                                           /s/ JAMES H. BOETTCHER
                                           -------------------------------------
                                           James H. Boettcher

                                           /s/ A. BARR DOLAN
                                           -------------------------------------
                                           A. Barr Dolan